Exhibit 1.3

EXECUTION COPY

GE DEALER FLOORPLAN MASTER NOTE TRUST

ASSET BACKED NOTES

TERMS AGREEMENT

(SERIES 2015-1)

Dated:	January 29, 2015

To:	CDF Funding, Inc.
General Electric Capital Corporation

Re:	Underwriting Agreement, dated January 29, 2015, among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein

1.	Offered Notes

The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2015-1 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

Class	Principal Amount	Interest Rate	Final Maturity Date
A	$475,000,000	One month LIBOR plus 0.50% per year	January 20, 2020

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Class A Underwriters

Credit Suisse Securities (USA) LLC

Mizuho Securities USA Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

CastleOak Securities, L.P.

1	GEDFMNT 2015-1: Terms Agreement

3.	Underwriting Allotment

Class A
Underwriting Allotment
Credit Suisse Securities (USA) LLC	$190,001,000

Mizuho Securities USA Inc.	$190,001,000

Santander Investment Securities Inc.	$31,666,000

SMBC Nikko Securities America, Inc.	$31,666,000

CastleOak Securities, L.P.	$31,666,000

Total Amount	$475,000,000

3.	Purchase Price, Discounts and Concessions

Class A
Gross Purchase Price	100%

Underwriting Discount	0.250%

Net Purchase Price	99.750%

Maximum Dealer Selling Concessions	0.150%

Maximum Dealer Reallowance Discounts	0.075%

4.	Date of Sale

January 29, 2015 (the date the first Contract of Sale was entered into as designated by the Representatives).

2	GEDFMNT 2015-1: Terms Agreement

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

credit suisse securities (usa) LLC,
for itself and as a Representative

By:	/s/ Jon-Claude Zucconi
Name:	Jon-Claude Zucconi
Title:	Managing Director

mizuho securities usa inc.,
for itself and as a Representative

By:	/s/ Jeremy Ebrahim
Name:	Jeremy Ebrahim
Title:	ED

S-1	GEDFMNT 2015-1: Terms Agreement

Accepted and Agreed:

CDF Funding, inc.

By:	/s/ John E. Peak
Name:	John E. Peak
Title:	Vice President

General Electric Capital Corporation

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	Authorized Signatory

S-2	GEDFMNT 2015-1: Terms Agreement